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                                                                    Exhibit 23.4



                                CONSENT OF EXPERT


Houlihan, Lokey, Howard & Zukin, Inc. hereby consents to the references to an inclusion of its Fairness Opinion in connection with the Restructuring Plan of Presidential Mortgage Company and PacificAmerica Money Center, Inc. ("PAMC"), and to the references to its name as an expert in the "Summary," "Fairness of the Restructuring Plan" and "Experts" sections of the Registration Statement on Form S-4 of PAMC and the Proxy Statement/Prospectus filed as a part of such Registration Statement.

Houlihan, Lokey, Howard & Zukin, Inc.

April 11, 1996
Los Angeles, California